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April 28, 1997



Metropolitan Life Insurance Company
One Madison Avenue
New York, New York 10010



Dear Sirs:

This opinion is furnished in connection with the filing of Post-Effective Amendment No. 6 to Registration Statement No. 33-57320 on Form S-6 ("Registration Statement") which covers premiums received under Flexible Premium Variable Life Insurance Policies ("Policies") offered by Metropolitan Life Insurance Company ("MLIC") in each State where they have been approved by appropriate State insurance authorities. As a Vice-President and Actuary of MLIC, I have reviewed the Policy form and I am familiar with the Registration Statement and Exhibits thereto.
In my opinion:

(1) The illustrations of death benefits, cash values, cash surrender values and accumulated premiums for the Policy in the Section "Illustrations of Death Benefits and Cash Values and Accumulated Premiums" of the prospectus included in the Registration Statement ("Prospectus"), based on the assumptions stated in the illustrations, are consistent with the provisions of the Policies. The rate structure of the Policies has not been designed so as to make the relationship between premiums and benefits, as shown in these illustrations appear to be correspondingly more favorable to a prospective purchaser of the Policy for males ages 35 or 50, than to prospective purchasers of Policies for a male at other ages or for a female.

(2) The illustrations of the amount of the death benefit under each of the death benefit options in the Section "Policy Benefits -- Death Benefits" based on the assumptions stated in the illustrations, are consistent with the provisions of the Policies.

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I hereby consent to the use of this opinion as an exhibit to the Registration
Statement and to the reference to my name under the heading "Experts" in the Prospectus.


                                       Very truly yours,


                                       ----------------------------------
                                       Michael Rogalski, FSA, MAAA
                                       Vice-President and Actuary